FOR IMMEDIATE RELEASE

GREENLIGHT CAPITAL RE, LTD. ANNOUNCES CLOSING OF
INITIAL PUBLIC OFFERING, EXERCISE OF OVER-ALLOTMENT
OPTION AND CONCURRENT PRIVATE PLACEMENT

Grand Cayman, Cayman Islands, May 30, 2007 — Greenlight Capital Re, Ltd. (NASDAQ: GLRE), a specialty property and casualty reinsurer based in the Cayman Islands, today announced the completion of its initial public offering of 11,787,500 Class A Ordinary Shares, including 1,537,500 Class A Ordinary Shares sold pursuant to the underwriters’ exercise of their over-allotment option. The shares are trading on the NASDAQ under the symbol ‘‘GLRE,’’ and were sold at an initial public offering price of $19.00 per share.

Greenlight Re also announced the simultaneous consummation of the private sale of 2,631,579 Class B Ordinary Shares priced at $19.00 per share. The Class B Ordinary Shares were purchased by David Einhorn, Chairman of the Company’s board of directors.

Substantially all of the total net proceeds of approximately $258 million from the initial public offering and private placement will be used to increase the underwriting capacity of Greenlight Re’s reinsurance operations.

Lehman Brothers Inc. and UBS Securities LLC acted as joint book-running managers for the initial public offering.

This communication shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of, the securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. Any offer or sale will be made only by means of the written prospectus forming a part of the effective registration statement. A copy of the prospectus relating to this offering may be obtained from Lehman Brothers Inc., c/o Broadridge, Prospectus Fulfillment, 1155 Long Island Avenue, Edgewood, New York 11717, email qiana.smith@broadridge.com, fax (631) 254-7168 or UBS Securities LLC, Attention: Prospectus Department, 299 Park Avenue, New York, New York 10171, telephone (212) 821-3000.

Certain information contained in this press release is forward-looking. All statements, other than statements of historical facts, included or referenced herein that address activities, events or developments which the Company expects or anticipates will or may occur in the future are forward-looking statements. You can identify these forward-looking statements by the use of words such as ‘‘expect,’’ ‘‘intend,’’ ‘‘plan,’’ ‘‘believe,’’ ‘‘project,’’ ‘‘anticipate,’’ ‘‘will’’ and similar statements of a future or forward-looking nature or the negative versions of these words or other comparable words. Such forward-looking statements are subject to various risks and uncertainties identified in the ‘‘Risk Factors’’ section of our Prospectus dated May 24, 2007, filed with the Securities and Exchange Commission. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in the Prospectus. We undertake no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise.

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About Greenlight Capital Re, Ltd.

Greenlight Re (www.greenlightre.ky) is a specialty property and casualty reinsurance company based in the Cayman Islands. The Company provides a variety of custom-tailored reinsurance solutions to the insurance, risk retention group, captive and financial marketplaces. Established in 2004, Greenlight Re selectively offers customized reinsurance solutions in markets where capacity and alternatives are limited. With a focus on deriving superior returns from both sides of the balance sheet, Greenlight Re’s assets are managed according to a value-oriented equity-focused strategy that complements the Company’s business goal of long-term growth in book value per share.

Contact:
Alex Stanton
Stanton Crenshaw Communications
(212) 780-1900
alex@stantoncrenshaw.com